Exhibit 10.1

TAX RECEIVABLE AGREEMENT

by and among

WATERBRIDGE INFRASTRUCTURE LLC,

wbi operating LLC,

THE TRA REPRESENTATIVES,

THE TRA PARTIES

and

OTHER PERSONS FROM TIME TO TIME PARTY HERETO

Dated as of September 18, 2025

TABLE OF CONTENTS

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of September 18, 2025, is hereby entered into by and among WaterBridge Infrastructure LLC, a Delaware limited liability company (“PubCo”), WBI Operating LLC, a Delaware limited liability company (“OpCo”), the TRA Representatives and each of the TRA Parties.

RECITALS

WHEREAS, OpCo is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, on the date hereof, PubCo issued certain of its Class A Shares in an initial public offering (the “IPO”);

WHEREAS, as a result of the WB 892 Merger undertaken in connection with the IPO prior to the date hereof, PubCo elected to be classified as an association taxable as a corporation and acquired certain common interests in OpCo in exchange for Class A Shares;

WHEREAS, as a result of the WB 892 Merger, PubCo may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the WB 892 Existing Basis and the WB 892 Carryovers;

WHEREAS, as part of the consummation of the IPO, OpCo entered into the Operating Agreement wherein OpCo designated PubCo as the managing member of OpCo and recapitalized all the existing common ownership interests in OpCo into membership interests in the form of Units;

WHEREAS, PubCo used certain of the net proceeds from the IPO to acquire newly issued Units from OpCo (the “Unit Purchase”), and, as a result of the Unit Purchase, PubCo may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the IPO Existing Basis;

WHEREAS, the Operating Agreement provides each TRA Party that holds Units a redemption right pursuant to which such TRA Party may cause OpCo to redeem all or a portion of its Units from time to time for Class A Shares or, under certain circumstances, at PubCo’s option, cash (a “Redemption”), subject to PubCo’s right, in its sole discretion, to elect to effect a direct exchange of cash or Class A Shares for such Units between PubCo and the applicable TRA Party in lieu of such a Redemption (a “Direct Exchange”), and as a result of any such Redemption or Direct Exchange, PubCo may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Exchange Existing Basis and the Basis Adjustments;

WHEREAS, OpCo and any of its Subsidiaries that are classified as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for the Taxable Year in which any Exchange occurs, which election will cause any such Exchange to result in an adjustment to PubCo’s proportionate share of the tax basis of the assets owned by OpCo and such Subsidiaries pursuant to Section 743(b) and Section 734(b) of the Code; and

WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by PubCo as a result of the Covered Tax Assets and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of PubCo (a) appearing on Tax Returns of PubCo for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, PubCo shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all state and local Covered Taxes (including, for the avoidance of doubt, the U.S. federal income tax benefit realized by PubCo with respect to such state and local Covered Taxes).

“Advisory Firm” means an accounting firm that is nationally recognized as being an expert in Covered Tax matters that is selected by PubCo.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Amount Realized” means, with respect to any Exchange that is not eligible for nonrecognition treatment (as determined for U.S. federal income tax purposes), at any time, the sum of (i) the Market Value of the Class A Shares or the amount of cash (as applicable) transferred to a TRA Party pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities of the OpCo Group allocated to the Units acquired pursuant to the Exchange under Section 752 of the Code.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (i) PubCo’s income and franchise tax apportionment factor for each state and local jurisdiction in which PubCo or OpCo (to the extent PubCo is includible on OpCo’s Tax Return) files income or franchise Tax Returns for the relevant Taxable Year, in each case, as shown on the relevant Tax Return filed by PubCo or OpCo and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which PubCo or OpCo files income or franchise Tax Returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i).

“Attribute Schedule” is defined in Section 2.2.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” is defined in Section 2.1(a).

“Board” means the board of directors of PubCo.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Houston, Texas generally are authorized or required by Law to close.

“Class A Shares” means the Class A shares representing limited liability company interests of PubCo.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Taxation Group” means any affiliated, consolidated, combined or unitary group or any profit and/or loss sharing, affiliated group relief, group payment or similar group or fiscal unitary for income tax purposes (by election or otherwise).

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Tax Assets” means (i) WB 892 Existing Basis, (ii) WB 892 Carryovers (iii) IPO Existing Basis; (iv) Exchange Existing Basis; (v) Basis Adjustments; and (vi) Imputed Interest. The determination of WB 892 Existing Basis, IPO Existing Basis and Exchange Existing Basis that is allocable to the common interests in OpCo acquired by PubCo in the WB 892 Merger, newly issued Units acquired by PubCo at the time of the IPO, or Units being Exchanged by a TRA Party (and, in each case, payments made hereunder with respect to such tax basis) shall be determined in good faith by PubCo in consultation with the Advisory Firm; provided, that in no event will the aggregate of the WB 892 Existing Basis, IPO Existing Basis and Exchange Existing Basis exceed one hundred percent (100%) of the existing tax basis in the Reference Assets that are Covered Tax Assets and allocable to PubCo at any time. For the avoidance of doubt, Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the tax items described in clauses (i) through (vi).

“Covered Tax Benefit” is defined in Section 3.3(a).

“Covered Taxes” means any U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income, receipts or profits and any interest imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Desert Holdings” means Desert Environmental Holdings LLC, a Delaware limited liability company.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state or local tax Law, as applicable, or any other event (including the execution of Internal Revenue Service Form 870-AD) that finally and conclusively establishes the amount of any liability for tax and shall also include the acquiescence of PubCo to the amount of any assessed liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.7(a).

“DVN” means Devon WB Holdco L.L.C., a Delaware limited liability company.

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, and (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Elda River” means Elda River Infrastructure WB LLC, a Delaware limited liability company.

“Exchange” means any Redemption, any Direct Exchange or any other transfer (as determined for U.S. federal income tax purposes) of Units to PubCo from a TRA Party; provided, that an Exchange shall not include any purchase by PubCo in a transaction described in the “Use of Proceeds” section of the IPO registration statement, but shall expressly include Elda River’s transfer to PubCo pursuant to Section 3.01(d)(ii) of the Reorganization Agreement.

“Exchange Existing Basis” means the existing tax basis of the Reference Assets that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, in each case, attributable to the Units transferred upon an Exchange, determined as of immediately prior to the time of such Exchange; provided, that any tax basis included in IPO Existing Basis and, for the avoidance of doubt, WB 892 Existing Basis that is Attributable to the TRA Parties shall be excluded from the determination of Exchange Existing Basis and, for the avoidance of doubt, Exchange Existing Basis shall not include any Basis Adjustments.

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means, with respect to any Payment required to be made pursuant to this Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“GIC” means Ashburton Investment Pte. Ltd., a Singapore private limited company.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of PubCo that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability without taking into account the Covered Tax Assets that are taken into account in determining the Actual Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, (i) the combined tax rate for U.S. state and local Covered Taxes shall be the Assumed State and Local Tax Rate and (ii) PubCo shall be entitled to make reasonable simplifying assumptions in making any determinations contemplated by this definition.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 of the Code or any similar provisions of state or local tax Law with respect to PubCo’s payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Shares are traded or quoted.

“Interest Amount” is defined in Section 3.1(b)(vi).

“IPO” is defined in the recitals to this Agreement.

“IPO Basis Percentage” in respect of a TRA Party shall mean the percentage, the numerator of which is the number of Units held by such TRA Party immediately prior to the IPO, exclusive of any Units that are held by such TRA party that are purchased by PubCo in a transaction described in the “Use of Proceeds” section of the IPO registration statement, and the denominator of which is the total Units outstanding immediately prior to the IPO.

“IPO Existing Basis” means, to the extent not already included in WB 892 Existing Basis, PubCo’s proportionate share of the OpCo Group’s tax basis in the Reference Assets that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, in each case, held by the OpCo Group at the time of the IPO, which share is attributable to the Units acquired by PubCo in the Unit Purchase at the time of the IPO.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.5(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“Market Value” means (i) with respect to an Exchange (other than a deemed Exchange described in clause (ii) below), the value of the Class A Shares on the applicable Exchange date used by PubCo in its U.S. federal income tax reporting with respect to such Exchange, and (ii) with respect to a deemed Exchange pursuant to the Valuation Assumptions, (a) if the Class A Shares trade on a securities exchange or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Shares no longer trade on a securities exchange or automated or electronic quotation system, the fair market value of the Class A Shares, as determined by PubCo in good faith, that would be obtained in an arms’ length free market transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any undue pressure or compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.

“Material Breach” means the (i) material breach by PubCo of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Maximum Rate” is defined in Section 7.13.

“NDB Holdings” means NDB Holdings LLC, a Delaware limited liability company.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Objection Notice” is defined in Section 2.4(a).

“OpCo” is defined in the preamble to this Agreement.

“OpCo Group” means OpCo and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal, and applicable state and local, income tax purposes (but excluding any such Subsidiary to the extent it is directly or indirectly held by or through any entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes (other than PubCo)).

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of OpCo, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Parties” means the parties named on the signature pages to this Agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Permitted Transferee” means a holder of Units pursuant to any transfer of such Units permitted by the Operating Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (or deemed transfer) of one or more Units (i) that occurs after the consummation of the Unit Purchase but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Change of Control” shall have the meaning ascribed to such term in the Operating Agreement.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any asset of any member of the OpCo Group on the relevant date of determination under this Agreement (including at the time of the WB 892 Merger, an Exchange, or IPO, as applicable). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Reorganization Agreement” means that certain Contribution and Corporate Reorganization Agreement, executed as of September 8, 2025, by and among PubCo, WBR Holdings, NDB Midstream LLC, a Delaware limited liability company, WaterBridge Equity Finance LLC, a Delaware limited liability company, Desert Environmental LLC, a Delaware limited liability company, WaterBridge Resources LLC, a Delaware limited liability company, WaterBridge Co-Invest LLC, a Delaware limited liability company, WaterBridge Co-Invest II LLC, a Delaware limited liability company, WaterBridge II LLC, a Delaware limited liability company, NDB Holdings, DVN, Desert Holdings, WB 892, Elda River and GIC, and each other Person who becomes a Party thereto in accordance with its terms.

“Schedule” means any of the following: (i) an Attribute Schedule; (ii) a Tax Benefit Schedule; (iii) an Early Termination Schedule; and (iv) any Amended Schedule.

“Senior Obligations” is defined in Section 5.1.

“SOFR” means, with respect to any period, the Secured Overnight Financing Rate, as reported by the Wall Street Journal two (2) Business Days prior to the commencement of such period.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or the sole general partner interest, or managing member or similar interest, of such other Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of PubCo that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of PubCo as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the IPO.

“Taxing Authority” means any federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Threshold Exchange Units” is defined in Section 3.5.

“TRA Parties” means Desert Holdings, DVN, Elda River, GIC, NDB Holdings, WBR Holdings and their Permitted Transferees.

“TRA Representatives” means DVN, GIC, NDB Holdings and WBR Holdings.

“Trading Day” means any day on which Class A Shares are actually traded on the principal securities exchange or securities market on which Class A Shares are then traded.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time.

“U.S.” means the United States of America.

“Unit Purchase” is defined in the recitals to this Agreement.

“Units” shall have the meaning ascribed to such term in the Operating Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Effective Date, PubCo will have taxable income sufficient to fully use the Covered Tax Assets (other than any Covered Tax Assets governed by paragraph (iv) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law, and the combined U.S. state and local income and franchise tax rates shall be the Assumed State and Local Tax Rate in effect for each such Taxable Year (calculated based on apportionment factors applicable in the most recently ended Taxable Year prior to the Early Termination Effective Date);

(iii) all taxable income of PubCo will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state and local income and franchise taxes shall be the Assumed State and Local Tax Rate;

(iv) any carryovers or carrybacks of losses, credits, or disallowed interest expense generated by any Covered Tax Assets (including any remaining WB 892 Carryovers and any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available as of the Early Termination Effective Date will be used by PubCo ratably in each of the five consecutive Taxable Years beginning with the Taxable Year that includes the Early Termination Effective Date (but, in the case of any such carryover or carryback that has less than five remaining Taxable Years, ratably through the scheduled expiration date of such carryover or carryback) (by way of example, if on the Early Termination Effective Date PubCo had $100 of net operating losses, $20 of such net operating losses would be used in each of the five consecutive Taxable Years beginning in the Taxable Year of such Early Termination Effective Date); provided that in the event that PubCo is prevented from fully using, within such five Taxable Year period, any carryovers or carrybacks of losses, credits, or disallowed interest expense generated by any Covered Tax Assets (including any remaining WB 892 Carryovers and any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) pursuant to Section 382, Section 383, or Section 384 of the Code, or any successor provision or similar provision of state or local Law, the amount used in such Taxable Years for purposes of this provision shall not exceed the amount that would otherwise be utilized under Section 382, Section 383, or Section 384 of the Code, and the five Taxable Year period described in this clause (iv) shall be proportionately extended with respect to such carryovers or carrybacks of losses, credits, or disallowed interest expense that are subject to utilization limits to enable such carryovers or carrybacks of losses, credits, or disallowed interest expense that are subject to utilization limits to be fully utilized over such extended period while still taking into account applicable utilization limits;

(v) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth anniversary of the Early Termination Effective Date in a fully taxable transaction for U.S. federal income tax purposes and any cash equivalents will be disposed of twelve months following the Early Termination Date; provided, that in the event of a PubCo Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary);

(vi) if, on the Early Termination Effective Date, any TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the Class A Shares or the amount of cash that would be received by such TRA Party had such Units actually been Exchanged on the Early Termination Effective Date;

(vii) any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

(viii) with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.

“Voluntary Early Termination” is defined in Section 4.2(a)(i).

“WB 892” means WB 892 LLC, a Delaware limited liability company.

“WB 892 Benefit Percentage” in respect of GIC shall mean 49.90%, and in respect of WBR Holdings shall mean 50.10%.

“WB 892 Carryovers” means any carryovers of net operating losses, net capital losses, excess tax credits, disallowed interest expense (including under Section 163(j) of the Code) and any similar tax attributes for applicable state or local tax purposes of WB 892 that relate to taxable periods (or portions thereof) ending on or prior to the date of the WB 892 Merger.

“WB 892 Existing Basis” means PubCo’s proportionate share of the OpCo Group’s tax basis in the Reference Assets that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, in each case, held by the OpCo Group at the time of the WB 892 Merger, which share is attributable to the common interests in OpCo acquired by PubCo in the WB 892 Merger at the time of the WB 892 Merger.

“WB 892 Merger” means the merger of WB 892 with and into PubCo, with PubCo surviving, in exchange for the issuance of newly issued limited liability company interests in PubCo to WBR Holdings and GIC.

“WBR Holdings” means WBR Holdings LLC, a Delaware limited liability company.

Section 1.2. Rules of Construction. Unless otherwise specified herein: for purposes of interpretation of this Agreement: the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof; words in the singular, including any defined terms, include the plural and vice versa; reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP; unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement; references to dollars or “$” refer to the lawful currency of the U.S; the terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”; the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; the term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items; the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement; references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II
Determination of Realized Tax Benefit

Section 2.1. Basis Adjustments; OpCo Section 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that to the fullest extent permitted by applicable Law (i) each Redemption shall be treated as a direct purchase of Units by PubCo from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) (i.e., equivalent to a Direct Exchange), and (ii) each (A) Exchange, (B) payment made by PubCo (including under this Agreement, but except with respect to amounts that constitute Imputed Interest) to a TRA Party in connection with an Exchange, (C) payment to a TRA Party pursuant to this Agreement with respect to IPO Existing Basis (except with respect to amounts that constitute Imputed Interest) that is treated as consideration in respect of the Threshold Exchange Units and (D) each distribution (or deemed distribution) from OpCo to a TRA Party that may reasonably be treated as a transaction between PubCo and the TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) will give rise to an increase or decrease to, or PubCo’s proportionate share of, the tax basis of the Reference Assets (which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land) under Sections 362(a), 732, 734(b), 743(b) or 1012 of the Code (or any similar provisions of state or local tax Law) and Rev. Rul. 99-6, 1991-1 C.B. 432 (in situations where, as a result of one or more Exchanges, a member of the OpCo Group becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) (the “Basis Adjustments”). For purposes of determining PubCo’s proportionate share of the tax basis of the Reference Assets with respect to the Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of state or local tax Law), the consideration paid by PubCo for such Units shall be the Amount Realized. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred.

(b) OpCo Section 754 Election. PubCo shall cause each of OpCo and its Subsidiaries (as reasonably determined by PubCo) that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state or local tax Law) for each Taxable Year in which an Exchange occurs. PubCo shall take commercially reasonable efforts to cause each Person in which OpCo owns a direct or indirect equity interest (other than a Subsidiary and any Person that is directly or indirectly held by or through an entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes) that is so treated as a partnership to have in effect any such election for each Taxable Year in which an Exchange occurs.

Section 2.2. Attribute Schedules. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of PubCo for each relevant Taxable Year (including the Taxable Year in which the IPO occurs), PubCo shall deliver to the TRA Representatives a schedule showing, in reasonable detail, (i) the Covered Tax Assets that are available for use by PubCo with respect to such Taxable Year with respect to each TRA Party (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), (ii) the portion of the Covered Tax Assets that are available for use by PubCo in future Taxable Years with respect to each TRA Party and (iii) any limitations on the ability of PubCo to utilize any Covered Tax Assets under applicable Laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code) (such schedule, an “Attribute Schedule”). An Attribute Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3. Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of PubCo for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment that is Attributable to a TRA Party, PubCo shall provide to the TRA Representatives a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of PubCo for such Taxable Year attributable to the Covered Tax Assets, as determined using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to any of the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state and local tax Law, governing the use, limitation, ordering or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Covered Tax Assets (a “TRA Portion”) and another portion that is not attributable to any Covered Tax Assets (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)).

Section 2.4. Procedures; Amendments.

(a) Procedures. Each time PubCo delivers a Schedule to the TRA Representatives under this Agreement, PubCo shall, with respect to such Schedule, also (i) deliver to the TRA Representatives supporting schedules and work papers, as reasonably requested by any TRA Representative, that provide a reasonable level of detail regarding relevant data and calculations and (ii) allow the TRA Representatives and their advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Representatives, at PubCo or the Advisory Firm in connection with a review of relevant information. A Schedule will become final and binding on the TRA Parties thirty (30) calendar days from the date on which the TRA Representatives first received the applicable Schedule unless (x) a TRA Representative, within such period, provides PubCo with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such TRA Representative’s material objection (an “Objection Notice”). If the Parties, for any reason, are unable to resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by PubCo of the Objection Notice, PubCo and the applicable TRA Representative shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b) Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year shall be amended (and may only be amended) from time to time by PubCo (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in such Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the TRA Parties, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable Schedule to take into account payments made pursuant to this Agreement (any such Schedule in its amended form, an “Amended Schedule”). PubCo shall provide each Amended Schedule, if any, to the applicable TRA Representatives within sixty (60) calendar days of the occurrence of an event referred to in any of clauses (i) through (vi) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a).

ARTICLE III
Tax Benefit Payments

Section 3.1. Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is five (5) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), PubCo shall pay in full to each relevant TRA Party the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Party means an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, any Interest Amount shall not be treated as interest for tax purposes but instead shall be treated as an additional payment with respect to the Covered Tax Asset that caused such Interest Amount and shall be characterized for tax purposes in accordance with Section 7.15. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

(i) Attributable. A Net Tax Benefit is “Attributable” to a TRA Party in accordance with the following principles:

(A) any WB 892 Existing Basis shall be determined separately with respect to each applicable TRA Party and is Attributable to each such TRA Party in an amount equal to the product of the total WB 892 Existing Basis and the WB 892 Benefit Percentage of such TRA Party;

(B) any WB 892 Carryovers shall be determined separately with respect to each applicable TRA Party and is Attributable to each such TRA Party in an amount equal to the product of the total WB 892 Carryovers and the WB 892 Benefit Percentage of such TRA Party;

(C) any IPO Existing Basis shall be determined separately with respect to each applicable TRA Party and is Attributable to each such TRA Party in an amount equal to the product of the total IPO Existing Basis and the IPO Basis Percentage of such TRA Party;

(D) any Exchange Existing Basis shall be determined separately with respect to each TRA Party and is Attributable to each TRA Party to the extent it is attributable to Units that were transferred in an Exchange by such TRA Party;

(E) any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Basis Adjustment relating to Units delivered to PubCo by such TRA Party in the Exchange or such total Basis Adjustment attributable to any distribution (or deemed distribution) to such TRA Party; and

(F) any deduction to PubCo in respect of Imputed Interest is Attributable to the TRA Party that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon).

(ii) Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Party for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit that is Attributable to such TRA Party as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Party under this Section 3.1 (excluding payments attributable to Interest Amounts).

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding impact on the Hypothetical Tax Liability as a result of such audit or similar proceeding, if applicable, shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding impact on the Hypothetical Tax Liability as a result of such audit or similar proceeding, if applicable, shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Interest Amount. The “Interest Amount” in respect of a TRA Party equals interest on the unpaid amount of the Net Tax Benefit with respect to such TRA Party for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of PubCo for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the TRA Party is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

(vii) Stated Maximum Selling Price. The TRA Parties acknowledge and agree that, as of the date of this Agreement and the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies PubCo otherwise, the stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)) with respect to any transfer of Units by a TRA Party pursuant to an Exchange shall not exceed the sum of (A) the value of the Class A Shares or the amount of cash delivered to the TRA Party, in each case, in the Exchange plus (B) the product of (1) the highest marginal federal income tax rate applicable to corporations in effect for the taxable year of such Exchange plus the Assumed State and Local Tax Rate for the taxable year of such Exchange and (2) 85% of the Covered Tax Assets relating to the Exchange, and the aggregate Payments under this Agreement to such TRA Party (other than amounts accounted for as interest under the Code) in respect of the Covered Tax Assets relating to the Exchange shall not exceed the amount described in this clause (B).

Section 3.2. No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

Section 3.3. Pro-Ration of Payments as Between the TRA Parties.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate benefit of potential depreciation, deduction, amortization or other tax benefit in respect of the WB 892 Existing Basis, WB 892 Carryovers, IPO Existing Basis, Exchange Existing Basis, Basis Adjustments or Imputed Interest (in each case, without regard to the Taxable Year of origination) for purposes of determining PubCo’s liability for Covered Taxes (the “Covered Tax Benefit”) is limited in a particular Taxable Year because PubCo does not have sufficient actual taxable income, then the available Covered Tax Benefit for PubCo shall be allocated among the TRA Parties in proportion to the respective Tax Benefit Payments in respect of such Covered Tax Assets that would have been payable if PubCo had sufficient taxable income, excluding for this purpose any Tax Benefit Payments previously forgone that became payable for such period pursuant to Section 3.5. For example, if PubCo had $200 of aggregate potential Covered Tax Benefits with respect to the Covered Tax Assets in a particular Taxable Year (with $50 of such Covered Tax Benefits Attributable to TRA Party A and $150 Attributable to TRA Party B), such that TRA Party A would have been entitled to a Tax Benefit Payment of $42.50 and TRA Party B would have been entitled to a Tax Benefit Payment of $127.50 if PubCo had sufficient actual taxable income, and if PubCo instead had insufficient actual taxable income in such Taxable Year, such that the

Covered Tax Benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax Benefit for PubCo for such Taxable Year would be allocated to TRA Party A and $75 would be allocated to TRA Party B, such that TRA Party A would receive a Tax Benefit Payment of $21.25 and TRA Party B would receive a Tax Benefit Payment of $63.75. For the avoidance of doubt, for purposes of allocating among the TRA Parties the aggregate Tax Benefit Payments payable under this Agreement with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Years shall be taken into account. Consistent with the foregoing, the Attribute Schedule for a given Taxable Year shall reflect the operation of this Section 3.3(a) in respect of previous Taxable Years, with the Covered Tax Assets described in such Attribute Schedule that are Attributable to a TRA Party being adjusted to reflect payments received in respect of such Covered Tax Assets (the intention of the Parties being to avoid duplicative payments and maintain records sufficient to allow PubCo to allocate Tax Benefit Payments consistent with the terms of this Section 3.3(a)).

(b) Late Payments. If for any reason PubCo is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) PubCo shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each TRA Party pro rata in accordance with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all TRA Parties in respect of all prior Taxable Years have been made in full. Notwithstanding the preceding sentence, for the avoidance of doubt, the Default Rate shall not apply (and the Agreed Rate shall apply) in such certain circumstances described in the second proviso to the third sentence of Section 4.1(b) and Section 5.2.

Section 3.4. Overpayments. Subject to the procedures described in Section 2.4(a), to the extent PubCo makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) or Section 4.3(a) until such TRA Party has forgone an amount of payments equal to such excess; provided, that for the avoidance of doubt, no TRA Party shall be required to return any Payment or any Default Rate Interest paid by PubCo to such TRA Party.

Section 3.5. IPO Existing Basis. Notwithstanding anything to the contrary herein, no TRA Party shall be entitled to any Tax Benefit Payments with respect to any IPO Existing Basis unless and until such TRA Party has Exchanged (in one or more Exchanges) a number of Units at least equal to 5% of the Units held by such TRA Party immediately prior to the IPO that were taken into account in determining such TRA Party’s IPO Basis Percentage (such Units with respect to each TRA Party, such TRA Party’s “Threshold Exchange Units”). A TRA Party that has Exchanged at least the Threshold Exchange Units shall become entitled to receive (a) on the immediately succeeding Final Payment Date, the Tax Benefit Payments forgone as a result of the immediately preceding sentence, if any, and (b) on each subsequent Final Payment Date, the amount of Tax Benefit Payments (including with respect to IPO Existing Basis), if any, otherwise payable to such TRA Party on such Final Payment Date.

Section 3.6. Crystallization. Notwithstanding the foregoing ARTICLE III, for each Taxable Year ending on or after the date of a PubCo Change of Control, all Tax Benefit Payments shall be (a) calculated by utilizing the Valuation Assumptions, substituting in each case the term “the date of a PubCo Change of Control” for “Early Termination Effective Date” and (b) paid to each relevant TRA Party on the dates and in the amounts otherwise provided in this ARTICLE III.

ARTICLE IV
Termination

Section 4.1. Early Termination of Agreement; Acceleration Events.

(a) PubCo’s Early Termination Right. With the written approval of a majority of the Independent Directors, PubCo may terminate this Agreement, as and to the extent provided herein, by paying in full each and every TRA Party the Early Termination Payment (along with any applicable Default Rate Interest) due to such TRA Party.

(b) Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, PubCo’s failure to make a Payment (along with any applicable interest) within ninety (90) calendar days of the applicable Final Payment Date shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is ninety (90) calendar days after the relevant Final Payment Date because PubCo (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and cannot take commercially reasonable actions to obtain, sufficient funds to make such payment, such failure to make a Tax Benefit Payment will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue Default Rate Interest for the benefit of the TRA Parties, (B) PubCo shall promptly (and in any event, within five (5) Business Days) pay the entirety of the unpaid amount (along with any applicable interest) once PubCo is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and PubCo has sufficient funds to make such payment and (C) the failure of PubCo to comply with the foregoing clause (B) will constitute a Material Breach; provided further that that the interest provision of Section 5.2 shall apply to such late payment (unless PubCo does not have sufficient funds to make such payment as a result of prohibition under Section 5.1 or limitations imposed by the terms of any agreement governing any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). For the avoidance of doubt, all cash and cash equivalents used or to be used by PubCo to pay distributions to its stockholders or to repurchase equity interests of PubCo (including Class A Shares) shall be deemed to be funds available to pay Tax Benefit Payments (along with any applicable interest). PubCo shall use commercially reasonable efforts to (i) maintain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (ii) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(c) In the case of a termination pursuant to any of the foregoing paragraphs (a) or (b), upon PubCo’s payment in full of the Early Termination Payment (along with any applicable interest) to each TRA Party, PubCo shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Units for which PubCo has paid the Early Termination Payment in full, PubCo shall have no obligations under this Agreement with respect to such Exchange.

Section 4.2. Early Termination Notice.

(a) If (i) PubCo chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), or (ii) a Material Breach occurs, PubCo shall, in each case, deliver to the TRA Parties a reasonably detailed notice of PubCo’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, PubCo may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid and the terms of this Agreement shall apply as if such Early Termination Notice had never been delivered.

(b) PubCo shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) in case of a Voluntary Early Termination, simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b), as soon as reasonably practicable following the occurrence of the Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

Section 4.3. Payment upon Early Termination.

(a) Timing of Payment. By the date that is five (5) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), PubCo shall pay in full to each TRA Party an amount equal to the Early Termination Payment applicable to such TRA Party. Such Early Termination Payment shall be made by PubCo by wire transfer of immediately available funds to a bank account or accounts designated by the applicable TRA Party.

(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by PubCo to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Party in accordance with this Agreement, regardless of whether a TRA Party has Exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V
Subordination and Late Payments

Section 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by PubCo to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of PubCo (other than, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of PubCo that are not Senior Obligations. Any Tax Benefit Payment or Early Termination Payment required to be made by PubCo to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement. The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

Section 5.2. Late Payments by PubCo. Subject to the second proviso in the third sentence of Section 4.1(b), the amount of any Payment not made to any TRA Party by the applicable Final Payment Date shall be payable together with “Default Rate Interest,” calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which PubCo makes such Payment to such TRA Party.

ARTICLE VI
Tax Matters; Consistency; Cooperation

Section 6.1. Participation in PubCo’s and OpCo’s Tax Matters. Except as otherwise provided herein or in the Operating Agreement, PubCo shall have full responsibility for, and sole discretion over, all tax matters concerning PubCo and OpCo, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided that PubCo shall not settle any issue pertaining to Covered Tax Assets that is reasonably expected to materially adversely affect the TRA Parties’ rights and obligations under this Agreement without the consent of the TRA Representatives, such consent not to be unreasonably withheld, conditioned or delayed. If the TRA Representatives fail to respond to any notice with respect to the settlement of any such issue within thirty (30) calendar days of its receipt of the applicable notice, the TRA Representatives shall be deemed to have consented to the proposed settlement or other disposition. Notwithstanding the foregoing, (i) PubCo shall notify the TRA Representatives of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of PubCo, OpCo or any of OpCo’s Subsidiaries, the outcome of which is reasonably expected to materially and adversely affect the TRA Parties’ rights and obligations under this Agreement, including the timing of anticipated Tax Benefit Payments and (ii) the TRA Representatives shall each have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such issue in any such tax audit. To the extent there is a conflict between this Agreement and the Operating Agreement as it relates to tax matters concerning Covered Taxes and PubCo and OpCo, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control.

Section 6.2. Consistency. Except upon the written advice of the Advisory Firm, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by PubCo and applicable members of the OpCo Group on their respective Tax Returns. Each TRA Party shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such TRA Party, except as otherwise required by applicable Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the TRA Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by applicable Law or unless PubCo and all of the TRA Representatives agree to the use of other procedures and methodologies.

Section 6.3. Cooperation.

(a) Each TRA Party shall (i) furnish to PubCo in a timely manner such information, documents and other materials as PubCo may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of OpCo or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to PubCo and its representatives to provide explanations of documents and materials and such other information as PubCo or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter. PubCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred in connection with the foregoing.

(b) Upon the request of any TRA Party, PubCo shall use commercially reasonable efforts to cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or, subject to Section 7.5, the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including, without limitation, providing any reasonably requested information or documentation.

ARTICLE VII
Miscellaneous

Section 7.1. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to PubCo or OpCo, to:

c/o WaterBridge Infrastructure LLC

5555 San Felipe Street, Suite 1200

Houston, TX 77056

Attn: Harrison Bolling

Email: Harrison.Bolling@h2obridge.com

With a copy (which shall not constitute notice) to:

Five Point Energy Infrastructure LLC

825 Town & Country Lane, Suite 700

Houston, Texas 77024

Attention: General Counsel

Email: frank@fivepointenergy.com

and

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Lauren Anderson; Ryan Maierson; Thomas Brandt

Email: lauren.anderson@lw.com; ryan.maierson@lw.com; thomas.brandt@lw.com

If to DVN, to:

Devon WB Holdco L.L.C.

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102

Attention: Matt Tilly; Tyler Moore

Email: Matt.Tilly@dvn.com; Tyler.Moore@dvn.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

Attention: Mingda Zhao; Emery J. Choi; Michael Hong

Email: Mingda.zhao@skadden.com; emery.choi@skadden.com; michael.hong@skadden.com

If to Elda River, to:

Elda River Infrastructure WB LLC

1111 Bagby Street, Suite 2000

Houston, Texas 77002

Attention: General Counsel

Email: notices@eldariver.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

Attention: Kevin T. Crews, P.C.

Email: kevin.crews@kirkland.com

609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C.

Email: matt.pacey@kirkland.com

If to GIC, to:

Ashburton Investment Private Limited

280 Park Avenue

New York, New York 11017

Attention: Diego Canales; Helen Newell

Email: diegocanales@gic.com.sg; helennewell@gic.com.sg

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Robert P. Goodin, P.C.; Michael W. Rigdon, P.C.

Email: robert.goodin@kirkland.com; michael.rigdon@kirkland.com

If to any other TRA Party or TRA Representative, to the address and e-mail address specified on such TRA Party’s or TRA Representative’s signature page to the applicable Joinder or otherwise on file with PubCo or OpCo.

Any Party may change its address or e-mail address by giving each of the other Party written notice thereof in the manner set forth above.

Section 7.2. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the TRA Parties and delivered to the other TRA Parties, it being understood that all TRA Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 7.5. Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No TRA Party may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, that the TRA Representatives’ consent and participation rights described in Section 6.1 shall not be transferrable or assignable to any Person (other than Permitted Transferees) without the prior written consent of PubCo. Notwithstanding the foregoing, if any TRA Party sells, exchanges, distributes or otherwise transfers Units to any Person (other than the PubCo or OpCo) in accordance with the terms of the Operating Agreement, such TRA Party shall have the option to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units; provided that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of payments hereunder). PubCo may not assign any of its rights or obligations under this Agreement to any Person without the TRA Representatives’ consent (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by PubCo and the TRA Representatives; provided that amendment of the definition of PubCo Change of Control will also require the written approval of a majority of the Independent Directors; provided further that, to the extent any amendment would materially, adversely and disproportionately affect a TRA Party with respect to any rights under this Agreement, such amendment shall require the written approval of such affected TRA Party.

(c) Successors. Except as provided in Section 7.5(a), all of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place.

(d) Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.6. Titles and Subtitles. The titles of the sections and subsections of this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 7.7. Resolution of Disputes; Governing Law.

(a) Except for Reconciliation Disputes subject to Section 7.8, any and all disputes which cannot be settled after good faith negotiation within sixty (60) calendar days, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.7 or Section 7.8) (each, a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which PubCo shall designate one arbitrator and the TRA Parties that are party to such Dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. In addition to monetary damages, the arbitrators shall be empowered and permitted to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrators are not empowered to award damages in excess of compensatory damages, and each TRA Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any award shall be the sole and exclusive remedy between the TRA Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Houston, Texas.

(b) Notwithstanding the provisions of paragraph (a) above, any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraphs (c) and (d) of this Section 7.7 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions hereunder would be difficult to calculate and that remedies at law would be inadequate.

(c) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of Delaware, without giving effect to the conflict of laws rules thereof. Subject to this Section 7.7 and Section 7.8, the Parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement shall be instituted only in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), and the Parties, for the purpose of any such suit or proceeding, irrevocably consent and submit to the exclusive personal jurisdiction and venue of any such court in any such suit or proceeding. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(d) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7(b) or 7.7(c) and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(f) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 7.8. Reconciliation Procedures.

(a) In the event that PubCo and any TRA Party are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable TRA Parties shall, within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless PubCo and such TRA Party agree otherwise, the Expert (and its employing firm) shall not have any material relationship with PubCo or such TRA Party or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such fifteen (15) calendar-day time period, the selection of an Expert shall be treated as a Dispute subject to Section 7.7 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) an Attribute Schedule, Early Termination Schedule or an amendment to either within thirty (30) calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a Dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.

(b) The sum of (a) the costs and expenses relating to (i) the engagement (and if applicable selection by an arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable and documented out-of-pocket costs and expenses of PubCo and the applicable TRA Party incurred in the conduct of such resolution process shall be allocated between PubCo, on the one hand, and the applicable TRA Party, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such Party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such Party shall promptly reimburse the other Party for the excess that such other Party has paid in respect of such costs and expenses over the amount it has been so allocated. PubCo may withhold payments under this Agreement to collect amounts due under the preceding sentence.

Section 7.9. Withholding. PubCo and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as PubCo is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by PubCo, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by PubCo to the relevant TRA Party in respect of whom the deduction and withholding was made. Each TRA Party shall promptly provide PubCo with any applicable tax forms and certifications reasonably requested by PubCo in connection with determining whether any such deductions and withholdings are required by applicable Law.

Section 7.10. Admission of PubCo into a Consolidated Group; Transfers of Corporate Assets.

(a) If PubCo is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state or local tax Law, then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If PubCo, any member of the OpCo Group or any Person the income of which is included in the income of PubCo’s or a member of the OpCo Group’s Combined Taxation Group, transfers one or more Reference Assets to a Person the income of which is not included in the income of PubCo or PubCo’s or such member of the OpCo Group’s Combined Taxation Group, unless otherwise agreed to by PubCo and each of the TRA Representatives, such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by PubCo or OpCo Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if PubCo or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which PubCo or any member of the group described in Section 7.10(a) (excluding any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(b).

Section 7.11. Confidentiality. Each TRA Party and each of its respective assignees acknowledges and agrees that the information of PubCo is confidential and, except in the course of performing any duties as necessary for PubCo and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any other Person any confidential information, acquired pursuant to this Agreement, of PubCo or its controlled Affiliates or their successors. This Section 7.11 shall not apply to (i) any information that has been made publicly available by PubCo or any of its controlled Affiliates, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement and (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the TRA Parties and each of their assignees (and each employee, representative or other agent of the TRA Parties or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of PubCo, the TRA Parties and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the TRA Parties relating to such tax treatment and tax structure. If a TRA Party or an assignee commits, or threatens to commit, a breach of any of the provisions of this Section 7.11, PubCo shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to PubCo or any of its controlled Affiliates and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at Law or in equity.

Section 7.12. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a TRA Party reasonably believes that the existence of this Agreement (i) could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or (ii) would have other material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then, at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to PubCo) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect with respect to such TRA Party and shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party; provided, for the avoidance of doubt, such voluntary termination of rights by a TRA Party shall not result in or cause a termination or acceleration event under Section 4.1 or otherwise affect the rights of other TRA Parties.

Section 7.13. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum

Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to PubCo. In determining whether the interest contracted for, charged or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by PubCo to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

Section 7.14. Independent Nature of Rights and Obligations.

(a) The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of PubCo). The obligations of a TRA Party hereunder are solely for the benefit of, and shall be enforceable solely by, PubCo. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.

(b) Except as otherwise explicitly provided in this Agreement, (i) the actions of the TRA Representatives pursuant to and in accordance with this Agreement shall be binding on all TRA Parties. To the fullest extent permitted by law, none of the TRA Representatives or any TRA Parties shall owe any duties (fiduciary or otherwise) to any other TRA Parties or any other Person in determining to take or refrain from taking any action or decision under or in connection with this Agreement. For purposes of this Agreement, the TRA Parties acknowledge that, in taking or omitting to take any action or decision hereunder, the TRA Representatives and each TRA Party shall be permitted to take into consideration solely its own interests and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other TRA Party or any other Person.

Section 7.15. Tax Characterization. The Parties intend that (i) each (A) Exchange, (B) payment made under this Agreement (except with respect to amounts that constitute Imputed Interest) to a TRA Party in connection with an Exchange or (C) distribution (or deemed distribution) from OpCo to a TRA Party that may reasonably be treated as a transaction between PubCo and the TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) shall give rise to Basis Adjustments, (ii) payments to TRA Parties pursuant to this Agreement with respect to IPO Existing Basis (except with respect to amounts that constitute Imputed Interest) will be treated as consideration in respect of the Threshold Exchange Units that give rise to additional Basis Adjustments, (iii) the rights to payments to TRA Parties pursuant to this Agreement with respect to WB 892 Existing Basis and WB 892 Carryovers (except, in each case, with respect to amounts that constitute Imputed Interest) will, in accordance with Treasury Regulation Section 1.368-2(m)(3)(iii), be treated as received in exchange for stock of WB 892 in connection with the WB 892 Merger and the IPO under Section 302 of the Code and (iv) the rights received and (without duplication) payments (except with respect to amounts that constitute Imputed Interest) made, in each case, in respect of the Units acquired by PubCo from the TRA Parties in any future contribution qualifying under Section 351 of the Code be treated as other property or money received for purposes of Section 351(b) of the Code; provided that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such position. To the extent this Agreement imposes obligations on OpCo or a member of OpCo, this Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Code and Treasury Regulations Sections 1.761-1(c) and 1.704-1(b)(2)(ii)(h).

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

PUBCO:

WATERBRIDGE INFRASTRUCTURE LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

OPCO:

WBI OPERATING LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

TRA PARTIES AND TRA REPRESENTATIVES:

Ashburton Investment Pte. Ltd.

By: /s/ Helen Newell

Name: Helen Newell

Title: Authorized Signatory

DESERT ENVIRONMENTAL HOLDINGS LLC

By: /s/ Jason Williams

Name: Jason Williams

Title: Chief Financial Officer

[Signature Page to Tax Receivable Agreement]

Devon WB Holdco L.L.C.

By: /s/ Jeffrey L. Ritenour

Name: Jeffrey L. Ritenour

Title: Executive Vice President

ELDA RIVER INFRASTRUCTURE WB LLC

By: /s/ Adam Daley

Name: Adam Daley

Title: Managing Partner

NDB Holdings LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

WBR HOLDINGS LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _______________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [  ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among WaterBridge Infrastructure LLC, a Delaware limited liability company (“PubCo”), WBI Operating LLC, a Delaware limited liability company (“OpCo”), the TRA Representatives and each of the TRA Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1. Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to PubCo that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Party.

2. Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to PubCo, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3. Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4. Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the date first written above.

[NAME OF NEW TRA PARTY] By

Name:
Title:

WATERBRIDGE INFRASTRUCTURE LLC By

Name:
Title:

Acknowledged and agreed
as of the date first written above:

[Signature Page to Joinder Agreement]